TESSERA CONFIDENTIAL

EXHIBIT 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDMENT TO IMMUNITY AGREEMENT

This Amendment (“Amendment”) is entered into as of this 6th day of July, 2004 (“Amendment Execution Date”) by and between TESSERA, INC. (“Tessera”) and SHARP CORPORATION (“Sharp”), and amends the Immunity Agreement (“Agreement”) entered into by and between the parties having an Effective Date of January 24, 2002. Both parties agree that any and all terms and conditions of this Amendment deem to be effective on and after April 1, 2004 (“Amendment Effective Date”).

WHEREAS, the parties desire to amend the Agreement to expand the Sharp products covered by the Tessera covenant not to sue under the Agreement.

1. Section I, Definitions, is amended by deleting Sections I.A, I.B and l.C and replacing them with the following new Sections I.A and B, and redesignating the remaining Sections:

A. The term “Subject Products” means “Tessera Face Up Packages”.

B. The term “Tessera Face Up Package” means a type of IC package that incorporates at least one 1C device having electrical bond pads on a front surface of such IC device, where such bond pad bearing front surface faces away from a package substrate, wherein the Tessera Face Up Package either (1) has a package substrate that is not internally reinforced, such as a polyimide substrate, at least one electrically connected package substrate terminal located within the periphery of the IC device, and at least some of the adjacent terminals having a pitch of less than or equal to [*] (“Unreinforced Tessera Face Up Package”), or (2) has a package substrate that is internally reinforced, such as a laminate substrate, where such reinforced substrate has a thickness equal to or less than [*], at least one electrically connected package substrate terminal located within the periphery of the IC device, and at least some of the adjacent terminals having a pitch of less than or equal to [*] (“Reinforced Tessera Face Up Package”).

2. Section I, Definitions, is further amended by adding the following new Section I.I:

1. The term “Stacked Face Up Package” means a type of Tessera Face Up Package (defined in Section I.B.) having at least two IC devices, each such IC device having a bond pad bearing front surface and a back surface, where the back surface of an IC device is attached to the package substrate and the back surface of the successive, overlying IC device is attached atop the bond pad bearing front surface of the preceding, underlying IC device.

TESSERA CONFIDENTIAL

3. Section III, Fee and Royalty, is amended by deleting Section B, Royalty, and replacing it with the following new Section III.B and adding new paragraph E, Most Favored Customer:

B. Royalty. Sharp shall pay running royalties for the rights granted in Section II.A four times annually (as set forth in Section V) to Tessera during the term of this Agreement as follows:

1. Subject Products. Sharp shall pay a royalty in the amount of [*] (US$[*]) per Billable Pin for all Subject Products made hereunder on a worldwide basis, whether sold, transferred or used internally. This royalty rate reflects in part the additional consideration paid to Tessera in the Settlement Agreement.

2. Stacked Face Up Packages. Notwithstanding the royalties set forth in Section III.B.1, above, the maximum number of Billable Pins for any Stacked Face Up Package, as defined in Section I.I., shall be determined by [*] (hereafter “Maximum Stacked Billable Pins”). Sharp shall pay the royalty set forth in Section III.B.I, above, up to the Maximum Stacked Billable Pin count for Stacked Face Up Packages made by Sharp hereunder on a worldwide basis, whether sold, transferred or used internally for the remainder of this Agreement.

E. Most Favored Customer. As of the Amendment Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Amendment, shall be on royalty rate terms no more favorable to such other licensee than the royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its affiliates (any company which is more than fifty percent (50%) of the voting stock owned or controlled by Tessera); (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement; (iii) agreements with governmental or educational agencies; (iv) agreements in settlement of litigation; and (v) Tessera’s present royalty rates with respect to Merchant Market only licensees (non-semiconductor licensees) that have a royalty rate beginning at [*] percent ([*]) and ending at a base royalty rate of [*] percent ([*]%) of their sales revenue. In the event that Tessera grants another license having royalty terms more favorable than the royalty terms set forth in this Amendment and not subject to the limitations of this Paragraph, then Tessera shall promptly notify Sharp of the financial terms of such other license. Upon notice by Sharp, given within thirty (30) days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the Royalty terms of this Agreement, provided that (a) Sharp must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera’s rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

4. Section V, Sharp Reports and Payment is amended by designating the existing subparagraph as Section A, and adding the following new Sections B, C and D:

B. Previously Manufactured Reinforced Tessera Face Up Packages. Within forty-five (45) days after the Amendment Execution Date, Sharp shall make a payment of [*] Yen

TESSERA CONFIDENTIAL

(¥[*]) (the “Retroactive Payment”) to settle claims prior to March 31, 2004 for unreported shipments of Subject Products (“Unreported Subject Products”). Upon receipt of such Retroactive Payment, Tessera agrees not to make any claims against (i) Sharp for its manufacture, use, sale, or offer for sale of Unreported Subject Products prior to March 31, 2004, (ii) any other party for its manufacture or sale of Unreported Subject Products for Sharp’s use, sale, or offer for sale prior to March 31, 2004, or (iii) any Sharp customer for its use, sale, offer for sale or incorporation into products of Unreported Subject Products purchased from Sharp prior to March 31, 2004.

C. The First Royalty and Report. The first royalty report and payment for all Subject Products made by or for Sharp from April 1, 2004 through June 30, 2004 under Section V.A shall be made within forty-five (45) days after the Amendment Execution Date. Each subsequent quarterly royalty report and payment from July 1, 2004 onwards for Subject Products shall be made within thirty (30) days from the end of each quarterly payment period and shall be considered to be made as of the day on which such payment is received in Tessera’s designated bank account, as further set forth in the Agreement.

D. Inadvertent Under-reporting of Royalties. Upon receipt of the Retroactive Payment, Tessera agrees to not to make any claims against Sharp or Sharp’s customers for Flexible Substrate Face-Up Packages and Sharp Current CSPs under the original Immunity Agreement for which the royalties were inadvertently miscalculated and paid due to Sharp’s counting of Billable Pins prior to March 31, 2004.

Except as modified by this Amendment, the remaining terms and conditions of the Agreement are unchanged and apply with equal force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment by their duly authorized representatives as of the Amendment Execution Date.

Tessera, Inc.		Sharp Corporation

By:	/s/ Bruce McWilliams	By:	/s/ Yoshiki Sano
Print Name:	Bruce McWilliams	Print Name:	Yoshiki Sano
Title:	CEO	Title:	Group General Manager of Integrated Circuits Group
Date:	July 22, 2004	Date:	July 6, 2004